Exhibit 99.1

Einstein Noah Restaurant Group Reports Third Quarter 2009 Financial Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--November 5, 2009--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the third quarter ended September 29, 2009.

Selected Highlights for the Third Quarter 2009 Compared to Third Quarter 2008:

  Total revenues declined modestly to $100.0 million vs. 100.9 million in the third quarter of 2008.
  System-wide comparable store sales decreased (2.7%) while transactions decreased (2.1%) continuing to reflect substantial improvement from the beginning of the year.
  Corporate margins in the third quarter were 18.6% compared to the prior year’s 19.0% despite incremental $0.6 million in marketing spending as well as increased catering support.
  Marketing investment continued to improve Company store transactions with breakfast transactions approximately flat compared to the prior year period.
  GAAP net income and diluted EPS were $60.9 million and $3.65 respectively, vs. $4.5 million and $0.28 in the third quarter of 2008. The 2009 period included a deferred tax benefit of $56.8 million and approximately $750,000 of accrued additional redemption on the Series Z Preferred Stock. The 2008 period included a $1.9 million charge for California wage and hour settlements.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “System-wide comparable store sales and transaction performance reflect substantial improvement from the beginning of the year when our current marketing and merchandising initiatives were implemented. These efforts are ongoing, and are intended to serve as a foundation for sustainable long-term growth as we’ve previously stated. Despite the challenges of the current economic environment, we remain confident that our progress to build awareness, trial, and frequency will continue to gain momentum and position Einstein Noah for improved performance as we move toward 2010.”

O’Neill continued, “In addition to our pipeline of new products, including healthier options, we are also at the forefront of menu innovation. In combination with other corporate initiatives, we expect our efforts will build brand equity, facilitate strategic unit expansion, and create long term value for shareholders.”

Third Quarter 2009 Financial Results

For the third quarter of 2009, system-wide comparable store sales decreased (2.7%) while total revenues fell a modest 0.8% to $100.0 million from $100.9 million in the third quarter of 2008. Company-owned restaurant sales decreased 1.3% to $91.2 million, mostly as a result of a 3.1% decrease in comparable store sales, which was partially offset by a net increase of six additional company-owned restaurants since October 1, 2008. Similar to the preceding quarter, the Company continued to invest in marketing initiatives to build traffic and drive awareness of its brands. These efforts continued to improve the trend on transactions for the quarter to (1.5%) versus declines of (8%) to (9%) at the beginning of the year. Marketing initiatives and coupon-related discounts increased $0.6 million and $0.7 million, respectively compared to the prior-year period. Company-owned restaurant gross profit was $16.0 million, or 17.5% in the third quarter of 2009, compared to $17.2 million, or 18.6% in the third quarter of 2008.

As a percentage of company-owned restaurant sales, company-owned restaurant cost of goods sold were favorable by 110 basis points in the third quarter of 2009 compared to 2008, and the Company expects the cost of major agricultural commodities to decrease approximately $0.4 million in the fourth quarter of 2009 compared to the same period in 2008. Labor costs, as a percentage of company-owned restaurant sales, rose 90 basis points in the third quarter of 2009 compared to the prior-year period due to an investment to increase our catering presence, an increase in health benefits costs and higher minimum wages.

New Units and Development

The Company also benefitted from a net increase of 29 additional license restaurants and four franchise restaurants since October 1, 2008. The effect of the new locations, helped drive franchise and license related revenues up 17.0% to $1.8 million in the third quarter of 2009.

Restaurant openings during the third quarter of 2009 consisted of 15 outlets including, two Einstein Bros. company-owned restaurants, two Einstein Bros. and one Manhattan Bagel franchise restaurants, and ten Einstein Bros. licensed restaurants. Three outlets were closed during the period (two company-owned locations and one licensed location).

In the fourth quarter of 2009, the Company anticipates the opening of three new company-owned Einstein Bros. restaurants, one to three additional franchised restaurants, and up to 13 additional Einstein Bros. licensed restaurants.

The Company also maintained its franchise momentum, recently signing four new development agreements bringing the total to date up to 12 agreements for the development of 56 Einstein Bros. restaurants. Six new franchise locations have already opened and 50 new franchise locations are scheduled to open in the coming years.

Other Operating Items

Manufacturing and commissary revenues held steady at $7.0 million in the third quarter of 2009, while gross profit increased to $0.9 million, compared to gross profit of $0.5 million in the third quarter of 2008. This improvement was attributed to moderate price increases, lower raw ingredient costs, as well as production and labor efficiencies at the Company’s bagel manufacturing facility.

General and administrative expenses increased to $8.1 million in the third quarter of 2009 from $7.7 million in the third quarter of 2008.

Net income was $60.9 million in the third quarter of 2009, or $3.65 per diluted share, compared to net income of $4.5 million, or $0.28 per diluted share, in the third quarter of 2008. The comparability between periods was affected by the third quarter net income tax benefit of $56.8 million including $61.0 million attributable to recognition of the benefit from the reversal of substantially all of our valuation allowance on the Company’s deferred tax assets. Net income in the third quarter of 2008 included a $1.9 million charge related to two California wage and hour settlements for which there is no comparable in the current year.

Rick Dutkiewicz, Chief Financial Officer of Einstein Noah, said, “In the last two quarters, we have taken aggressive actions to streamline our expense infrastructure and drive productivity improvements in the areas of SKU rationalization, labor efficiencies, and food cost management. These actions along with favorable commodity costs resulted in an 110 basis points improvement in cost of goods versus prior year, which helped to limit sales deleverage despite higher labor, catering, and marketing costs. We also strengthened our financial condition by generating approximately $13.5 million of free cash flow year to date. We are continuing our upgrade program for select company-owned facilities, and building new franchisee relationships, which will further expand our recurring royalty stream. We reversed our valuation allowance and reported a substantial deferred tax benefit this quarter due primarily to our continued and projected profitability and to a lesser extent the favorable ruling we received from the Internal Revenue Service. On a go forward basis, our earnings will now be fully taxed from a GAAP standpoint, but the utilization of our net operating losses will eliminate the majority of our cash taxes.”

Conference Call Today

The Company will host a conference call to discuss third quarter 2009 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, president and chief executive officer, and Richard Dutkiewicz, chief financial officer.

The dial-in numbers for the conference call are 1-877-407-0784 for domestic toll-free calls and 1-201-689-8560 for international. The conference ID is 335738. A telephone replay will be available through November 12, 2009, and may be accessed by dialing 1-877-660-6853 for domestic toll-free calls or 1-201-612-7415 for international. Participants must enter account 3055 and conference ID 335738.

To access a live webcast of the call, please visit Einstein Noah's Web site at www.einsteinnoah.com. A replay of the webcast will be available on the website for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 600 restaurants, including more than 100 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," "expectations," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for the 2009 third quarter and period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for full year 2009 results and improved performance in 2010 are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs is dependent upon the success of our plans for productivity improvements, particularly SKU rationalization, labor efficiencies and food cost management, which, in turn, are dependent upon our ability to execute on these initiatives and the cost of agricultural commodities; (iv) the ability to develop and open new company-owned, licensed and franchised restaurants and continue our upgrade program for company-owned restaurants and opportunities for franchised and licensed locations is dependent upon the availability of capital, the availability of desirable locations, reaching favorable financing and lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses; (v) our ability to expand our development pipeline is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees, negotiate favorable agreements, and their ability to secure financing; (vi) our ability to expand our recurring royalty stream is dependent upon our ability to attract successful franchisees and licensees; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop sizes and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity, facilitate unit expansion and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	September 30,	September 29,	2009
	2008	2009	vs. 2008
Revenues:
Company-owned restaurant sales	$92,400	$91,237	(1.3%)
Manufacturing and commissary revenues	6,991	7,050	0.8%
Franchise and license related revenues	1,504	1,759	17.0%
Total revenues	100,895	100,046	(0.8%)

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	27,602	26,293	(4.7%)
Labor costs	27,313	27,826	1.9%
Other operating costs	9,934	9,638	(3.0%)
Rent and related, and marketing costs	10,340	11,475	11.0%
Total company-owned restaurant costs	75,189	75,232	0.1%

Manufacturing and commissary costs	6,523	6,187	(5.2%)
Total cost of sales	81,712	81,419	(0.4%)

Gross profit:
Company-owned restaurant	17,211	16,005	(7.0%)
Manufacturing and commissary	468	863	84.4%
Franchise and license	1,504	1,759	17.0%
Total gross profit	19,183	18,627	(2.9%)

Operating expenses:
General and administrative expenses	7,652	8,100	5.9%
California wage and hour settlements	1,900	-	(100.0%)
Depreciation and amortization	3,644	4,222	15.9%
Other operating expenses (income)	(10)	92	**
Income from operations	5,997	6,213	3.6%

Interest expense, net	1,250	1,894	51.5%
Income before income taxes	4,747	4,319	(9.0%)
Current income tax expense	210	230	9.5%
Deferred income tax benefit	-	(56,772)	**
Net income	$4,537	$60,861	**

Net income per common share – Basic	$0.28	$3.75	**
Net income per common share – Diluted	$0.28	$3.65	**

Weighted average number of common shares outstanding:
Basic	15,948,180	16,236,271	1.8%
Diluted	16,412,748	16,693,843	1.7%

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	39 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	September 30,	September 29,	2009
	2008	2009	vs. 2008
Revenues:
Company-owned restaurant sales	$282,331	$276,743	(2.0%)
Manufacturing and commissary revenues	22,719	22,790	0.3%
Franchise and license related revenues	4,523	5,294	17.0%
Total revenues	309,573	304,827	(1.5%)

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	84,520	81,316	(3.8%)
Labor costs	84,464	85,401	1.1%
Other operating costs	28,111	28,625	1.8%
Rent and related, and marketing costs	30,567	33,731	10.4%
Total company-owned restaurant costs	227,662	229,073	0.6%

Manufacturing and commissary costs	21,607	19,819	(8.3%)
Total cost of sales	249,269	248,892	(0.2%)

Gross profit:
Company-owned restaurant	54,669	47,670	(12.8%)
Manufacturing and commissary	1,112	2,971	167.2%
Franchise and license	4,523	5,294	17.0%
Total gross profit	60,304	55,935	(7.2%)

Operating expenses:
General and administrative expenses	27,935	26,373	(5.6%)
California wage and hour settlements	1,900	-	(100.0%)
Depreciation and amortization	10,193	12,361	21.3%
Other operating expenses (income)	176	(144)	**
Income from operations	20,100	17,345	(13.7%)

Interest expense, net	4,157	4,240	2.0%
Income before income taxes	15,943	13,105	(17.8%)
Current income tax expense	650	700	7.7%
Deferred income tax benefit	-	(56,772)	**
Net income	$15,293	$69,177	**

Net income per common share – Basic	$0.96	$4.30	**
Net income per common share – Diluted	$0.93	$4.21	**

Weighted average number of common shares outstanding:
Basic	15,921,645	16,103,170	1.1%
Diluted	16,425,235	16,446,532	0.1%

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended		39 weeks ended
	(percent of total revenue)		(percent of total revenue)
	September 30,	September 29,	September 30,	September 29,
	2008	2009	2008	2009
Revenues:
Company-owned restaurant sales	91.6%	91.2%	91.2%	90.8%
Manufacturing and commissary revenues	6.9%	7.0%	7.3%	7.5%
Franchise and license related revenues	1.5%	1.8%	1.5%	1.7%
Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs (1)
Cost of goods sold	29.9%	28.8%	29.9%	29.4%
Labor costs	29.6%	30.5%	29.9%	30.9%
Other operating costs	10.8%	10.6%	10.0%	10.3%
Rent and related, and marketing costs	11.2%	12.6%	10.8%	12.2%
Total company-owned restaurant costs	81.4%	82.5%	80.6%	82.8%

Manufacturing and commissary costs (2)	93.3%	87.8%	95.1%	87.0%
Total cost of sales	81.0%	81.4%	80.5%	81.7%

Gross profit:
Company-owned restaurant (1)	18.6%	17.5%	19.4%	17.2%
Manufacturing and commissary (2)	6.7%	12.2%	4.9%	13.0%
Franchise and license	100.0%	100.0%	100.0%	100.0%
Total gross profit	19.0%	18.6%	19.5%	18.3%

Operating expenses:
General and administrative expenses	7.6%	8.1%	9.0%	8.7%
California wage and hour settlements
Depreciation and amortization	3.6%	4.2%	3.3%	4.1%
Other operating expenses (income)	0.0%	0.1%	0.1%	(0.0%)
Income from operations	5.9%	6.2%	6.5%	5.7%

Interest expense, net	1.2%	1.9%	1.3%	1.4%
Income before income taxes	4.7%	4.3%	5.1%	4.3%
Current income tax expense	0.2%	0.2%	0.2%	0.2%
Deferred income tax benefit	0.0%	(56.7%)	4.9%	22.7%
Net income	4.5%	60.8%	4.9%	22.7%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	39 weeks ended
	September 30,	September 29,
	2008	2009
OPERATING ACTIVITIES:
Net income	$15,293	$69,177
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,193	12,361
Deferred income tax benefit	-	(56,772)
Stock-based compensation expense	877	768
Loss, net of (gains), on disposal of assets	122	160
Impairment charges and other related costs	54	-
Provision for losses on accounts receivable	98	150
Amortization of debt issuance and debt discount costs	366	429
Changes in operating assets and liabilities:
Restricted cash	316	79
Accounts receivable	502	132
Accounts payable and accrued expenses	4,873	(663)
Accrued Series Z additional redemption	-	750
Other assets and liabilities	1,001	(2,402)

Net cash provided by operating activities	33,695	24,169

INVESTING ACTIVITIES:
Purchase of property and equipment	(19,649)	(10,700)
Proceeds from the sale of equipment	17	2
Acquisition of restaurant assets	(7)	-

Net cash used in investing activities	(19,639)	(10,698)

FINANCING ACTIVITIES:
Payments under capital lease obligations	(65)	(42)
Repayments under the term loan	(1,675)	(7,863)
Redemptions under mandatorily redeemable Series Z Preferred Stock	-	(20,000)
Proceeds upon stock option exercises	398	1,321

Net cash used in financing activities	(1,342)	(26,584)

Net increase (decrease) in cash and cash equivalents	12,714	(13,113)
Cash and cash equivalents, beginning of period	9,436	24,216
Cash and cash equivalents, end of period	$22,150	$11,103

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(Unaudited)

	December 30,	September 29,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,216	$11,103
Restricted cash	526	447
Accounts receivable, net of allowance of $216 and $181, respectively	6,459	6,177
Inventories	5,290	4,948
Current deferred income tax assets	-	8,221
Prepaid expenses and other current assets	4,774	5,366
Total current assets	41,265	36,262

Property, plant and equipment, net	59,747	57,070
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Long-term deferred income tax assets	-	48,462
Debt issuance costs and other assets, net	3,105	3,186

Total assets	$172,929	$213,792

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,123	$4,270
Accrued expenses and other current liabilities	22,160	22,255
Current portion of long-term debt	8,088	6,407
Current portion of obligations under capital leases	61	24
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 57,000 shares authorized; 57,000 and 37,000 shares outstanding	57,000	37,000

Total current liabilities	92,432	69,956

Long-term debt	79,787	73,605
Long-term obligations under capital leases	38	24
Other liabilities	14,323	11,909
Total liabilities	186,580	155,494

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 25,000,000 shares authorized; 15,969,167 and 16,355,679 shares issued and outstanding	16	16
Additional paid-in capital	264,179	266,268
Accumulated other comprehensive loss, net of income tax	(2,470)	(1,787)
Accumulated deficit	(275,376)	(206,199)
Total stockholders’ (deficit) equity	(13,651)	58,298

Total liabilities and stockholders’ (deficit) equity	$172,929	$213,792

Additional financial data:

	As of
	September 29, 2009
Trailing twelve months average unit volume	$881,000

	For the thirteen
	weeks ended
	September 29, 2009
Weekly per store sales average	$16,527
Total store weeks	5,521
Average check	$7.31

	For the thirteen	For the thirty-nine
	weeks ended	weeks ended
	September 29, 2009	September 29, 2009
Compents of comparable store sales
System-wide transactions	(2.1%)	(2.6%)
System-wide average check	(0.6%)	(0.2%)
Company-owned restaurant transactions	(1.5%)	(3.0%)
Company-owned restaurant average check	(1.6%)	(1.0%)

CONTACT:
For Einstein Noah Restaurant Group
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com